Exhibit 99.1

Contact:	Mark Ricca / Blondel Pinnock
Carver Bancorp, Inc. (212) 360-8820 (212) 360-8887

CARVER BANCORP, INC. ANNOUNCES $65 MILLION NEW MARKET TAX CREDIT ALLOCATION

New York, New York, May 28, 2009 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), announced today that Carver Community Development Corporation (“Carver CDC”), a wholly owned subsidiary of Carver, was awarded $65 Million in New Market Tax Credit (“NMTC”) funds.

Deborah C. Wright, the Company’s Chairman and CEO, stated: “We are proud to be one of only thirty-two organizations to have received this award. It will provide the Company with significant tax benefits enabling Carver CDC to offer below market loans to real estate developers, not-for-profit organizations and small businesses serving low-income communities located in New York City, Newark, NJ and adjoining communities. This is the second allocation we have received. The first NMTC allocation of $59 million has been invested in low income communities, including the financing of a comprehensive healthcare facility in Harlem, providing working capital to a not-for-profit organization serving children and families with HIV and funding conversion of a landmark ballroom into affordable housing and cultural space for the community. I’d also like to express my appreciation to President Obama for his support of this very important program and Treasury Secretary Geithner for the Treasury Department’s selecting Carver CDC to be an award recipient.”

Blondel A. Pinnock, Carver CDC’s President stated: “This allocation will enable Carver CDC to continue to provide capital to underserved areas and pass along greater economic benefits to the local communities. NMTC affords Carver CDC the ability to offer expanded financial products and services at below market rates that would otherwise not be possible. These investments serve as a catalyst for job creation and community revitalization.”

The NMTC program was created in 2000 to encourage the investment of private capital into commercial enterprises in low-income communities by providing participating organizations tax credits, taken over a seven year period, totaling 39 percent of the NMTC allocation. The NMTC program is administered by the Community Development Financial Institutions Fund, a division of the Treasury Department. The current award is from an allocation in the American Reform and Recovery Act signed by President Obama earlier this year.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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